Exhibit 10.13

TWO RIVER COMMUNITY BANK
Supplemental Executive Retirement Agreements

FIRST AMENDMENT
TO THE
TWO RIVER COMMUNITY BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT
DATED JULY 7, 2005
FOR
WILLIAM D. MOSS

THIS FIRST AMENDMENT is executed on this 31st day of October, 2008, to be deemed to have been effective as of January 1, 2005, by and between Two River Community Bank, a New Jersey-chartered commercial bank the principal address of which is 1250 Highway 35 South, Middletown, New Jersey 07748, and William D. Moss (the “Executive”).

WHEREAS, Two River Community Bank and the Executive executed that certain Supplemental Executive Retirement Agreement (the “Agreement”) dated July 7, 2005, which Agreement had an Effective Date of November 1, 2004; and

WHEREAS,  Two River Community Bank and the Executive wish to amend the Agreement as, and to the extent, set forth in this First Amendment for the purpose of bringing the Agreement into full compliance with Section 409A of the Internal Revenue Code and the Treasury Regulations which have been implemented under Section 409A of the Code.

NOW, THEREFORE, the Agreement is amended as follows:

The following Section 1.0 shall be added to the Agreement immediately preceding Section 1.1:

1.0
“Bank” means, for all purposes of this Agreement, Two River Community Bank and all of those entities (including, as of the date of this Amendment, Community Partners Bancorp and The Town Bank) which are within the same controlled group of corporations within the meaning of Section 1563(a) of the Code as is Two River Community Bank and which are, with Two River Community Bank, deemed to be a single employer by the application of Section 414(b) of the Code, all of which entities (including Two River Community Bank) shall be conclusively deemed for all purposes of the Agreement to be a single entity and a single recipient of the services provided by the Executive to any such entity, or any combination of such entities.

Section 1.13 of the Agreement shall be deleted in its entirety and replaced by the following:

1.13
“Separation from Service” means the termination of the Executive’s employment with the Bank under circumstances which meet the standards set forth in this Section 1.13, for reasons other than death.  Whether a Separation from Service takes place shall be determined in accordance with the applicable provisions of Code Section 409A and all related United States Department of the Treasury guidance or Regulations, and shall be based upon whether the facts and circumstances surrounding the termination of the Executive’s employment indicate that the Bank and the Executive reasonably anticipate that the Executive either (i) will provide no significant services in any capacity for the Bank or any affiliate following such termination, or (ii) will, as an employee or independent contractor,  provide services to the Bank or any affiliate of the Bank following such termination of employment at an annual rate which is not more than twenty percent (20%) of the services rendered, on average, during the immediately preceding thirty six (36) full calendar months (or the full period for which the Executive provided services to the Bank (whether as an employee or as an independent contractor) if the Executive has, at the time of the termination of the Executive’s employment, been providing services for a period of less than thirty six (36) months).

TWO RIVER COMMUNITY BANK
Supplemental Executive Retirement Agreements

The Executive’s employment relationship will be treated as continuing intact while the Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave of absence does not exceed six (6) months, or if longer, for so long as the Executive’s right to reemployment with the Bank is provided either by statute or by contract.  If the period of leave exceeds six (6) months and there is no right to reemployment, a Separation from Service will be deemed to have occurred as of the first day immediately following such six (6) month period.

The following Section 1.13a shall be added to the Agreement immediately following Section 1.13:

1.13a
“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise, as conclusively determined by the Plan Administrator based on the twelve (12) month period ending each December 31 (the “identification period”).  If the Executive is determined to be a Specified Employee for an identification period, the Executive shall be treated as a Specified Employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of the fourth month following the close of the identification period.

Sections 2.1 and 2.1.2 of the Agreement shall be deleted in their entirety and replaced by the following:

2.1	Normal Retirement Benefit. Upon Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.2
Distribution of Benefit.  The Bank shall distribute the annual benefit to the Executive in twelve (12) equal monthly installments commencing on the first day of the month following the Executive’s sixty-fifth (65th) birthday.  The annual benefit shall be distributed for fifteen (15) years.

TWO RIVER COMMUNITY BANK
Supplemental Executive Retirement Agreements

Sections 2.3 and 2.3.1 of the Agreement shall be deleted in their entirety and replaced by the following:

2.3
Disability Benefit.  Upon Disability prior to Normal Retirement Age, the Bank shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.1	Amount of Benefit. The benefit under this Section 2.3 is the Disability benefit set forth on Schedule A for the Plan Year that ended immediately prior to the date on which Disability occurs.

Section 2.4.3 of the Agreement shall be deleted in its entirety and replaced by the following:

2.4.3
Parachute Payments.  The Bank and the Executive (i) acknowledge that a separate Excise Tax Reimbursement Agreement pertaining to Section 280G of the Code and the excise tax imposed on excess parachute payments under Section 4999 of the Code has been executed by the Bank and the Executive, the terms of which are applicable to all compensation payments, including the compensation payments made under this Agreement, which may be subject to Section 280G of the Internal Revenue Code of 1986, and (ii) acknowledge their respective intentions to fully abide by the terms of the Excise Tax Reimbursement Agreement.

Section 2.5 of the Agreement shall be deleted in its entirety and replaced by the following:

2.5
Restriction on Timing of Distributions.  Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation from Service, the provisions of this Section 2.5 shall govern all distributions hereunder.  Benefit distributions that are made due to a Separation from Service occurring while the Executive is a Specified Employee shall not be made during the first six (6) months following Separation from Service, rather any distribution which would otherwise be paid to the Executive during such period shall be accumulated and paid to the Executive in a lump sum on the first day of the seventh month following the Separation from Service.  All subsequent distributions shall be paid in the manner specified.

The following Sections 2.6 and 2.7 shall be added to the Agreement immediately following Section 2.5:

2.6
Distributions Upon Income Inclusion Under Section 409A of the Code.  If any amount is required to be included in income by the Executive prior to receipt due to a failure of this Agreement to meet the requirements of Code Section 409A and related Treasury guidance or Regulations, the Executive may petition the Plan Administrator for a distribution of that portion the amount the Bank has accrued with respect to the Bank’s obligations hereunder that is required to be included in the Executive’s income.  Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Bank shall distribute to the Executive immediately available funds in an amount equal to the portion of the amount the Bank has accrued with respect to the Bank’s obligations hereunder required to be included in income as a result of the failure of this Agreement to meet the requirements of Code Section 409A and related Treasury guidance or Regulations, which amount shall not exceed the Executive's unpaid amount the Bank has accrued with respect to the Bank’s obligations hereunder.  If the petition is granted, such distribution shall be made within ninety (90) days of the date when the Executive's petition is granted.  Such a distribution shall affect and reduce the Executive’s benefits to be paid under this Agreement.

TWO RIVER COMMUNITY BANK
Supplemental Executive Retirement Agreements

2.7	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;
(b)	must, for benefits distributable under Sections 2.1 and 2.3, be made at least twelve (12) months prior to the first scheduled distribution;
(c)
must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made;  and

(d)	must take effect not less than twelve (12) months after the election is made.

Section 5.4 of the Agreement shall be amended as follows:

The words and parenthetical expression “…twenty four (24)…” shall be deleted, and shall be replaced by the words and parenthetical expression “…twelve (12)…”, it being the intention of the Bank and the Executive to shorten the term of the Non-compete Provision to twelve (12)  months.

Article 8 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 8
Amendments and Termination

8.1
Amendments.  This Agreement may be amended only by a written agreement signed for Two River Community Bank and the Executive.  However, Two River Community Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its counsel, auditors or banking regulators, or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

TWO RIVER COMMUNITY BANK
Supplemental Executive Retirement Agreements

8.2
Plan Termination Generally.  This Agreement may be terminated only by a written    agreement signed for Two River Community Bank and by the Executive.  The benefit hereunder shall be the amount that Two River Community Bank has accrued with respect to Two River Community Bank’s obligations hereunder as of the date the Agreement is terminated.  Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement.  Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

8.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 8.2, if this Agreement terminates in the following circumstances:

(a)
Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank's arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)
Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive's gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)
Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

then Two River Community Bank may distribute the amount that Two River Community Bank has accrued with respect to its obligations hereunder, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

The following Section 9.10 shall be added to the Agreement immediately following Section 9.9:

TWO RIVER COMMUNITY BANK
Supplemental Executive Retirement Agreements

9.10	Compliance with Code Section 409A. This Agreement shall be interpreted and administered in a manner consistent with Code Section 409A.

IN WITNESS OF THE ABOVE, the Bank and the Executive hereby consent to this First Amendment.

EXECUTIVE:	TWO RIVER COMMUNITY BANK

/s/ William D. Moss	By	/s/ Charles T. Parton
William D. Moss	Title	Chairman